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                                                       EXHIBIT 11
STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries

(Dollars in Millions Except Per Share Amounts, Shares in Thousands)
- -------------------------------------------------------------------------

                                                For the Years Ended
                                                    December 31
                                            ----------------------------
                                               1993       1992      1991
                                            -------   --------    ------
Income (loss) from continuing operations
  before cumulative effect of
  change in accounting principle(1)        $ 283.0    $(316.6)   $(130.2)
Income (loss) from discontinued
  operations (2)                                --       19.0 (a) (257.2)(a)
Cumulative effect of change in
  accounting principle (3)                     5.0(b)  (261.0)(b)     --
                                           -------    -------    -------
Net income (loss)(4)                       $ 288.0    $(558.6)   $(387.4)
                                           =======    =======    =======
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding (5)              106,561    106,212    106,070
                                           =======    =======    =======
Earnings (loss) per share of common stock:
  Income (loss) from continuing operations
    before cumulative effect of
    change in accounting principle (1)/(5)   $2.65     $(2.98)    $(1.23)
  Income (loss) from discontinued
    operations (2)/(5)                          --        .18      (2.42)
  Cumulative effect of change in
    accounting principle (3)/(5)               .05      (2.46)        --
                                             -----     ------     ------
Net income (loss) (4)/(5)                    $2.70     $(5.26)    $(3.65)
                                             =====     ======     ======
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding on a fully
  diluted basis (6)                        106,573    106,212    106,070
                                           =======    =======    =======
Earnings (loss) per share of common stock
 on a fully diluted basis:
  Income (loss) from continuing operations
    before cumulative effect of change in
    accounting principle (1)/(6)             $2.65     $(2.98)    $(1.23)
  Income (loss) from discontinued
    operations (2)/(6)                          --        .18      (2.42)
  Cumulative effect of change in
    accounting principle (3)/(6)               .05      (2.46)        --
                                             -----     ------     ------
Net income (loss) (4)/(6)                    $2.70     $(5.26)    $(3.65)
                                             =====     ======     ======

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(a)  Includes impact of discontinued coal and real estate operations.  (See
     Note 2 to the Consolidated Financial Statements in the Company's 1993 Annual Report to Shareholders.)

(b) Includes impact of the cumulative effect of a change in the method of accounting for income taxes in 1993 and a change in the method of accounting for postretirement health care and life insurance benefits in 1992. (See Note 7 to the Consolidated Financial Statements in the Company's 1993 Annual Report to Shareholders.